Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC REPORTS FISCAL 2005 FOURTH QUARTER EARNINGS OF

$94.1 MILLION OR $0.22 PER DILUTED SHARE

FOURTH QUARTER AND FISCAL 2005 HIGHLIGHTS

•	Reported fourth quarter earnings improved to $94.1 million, or $0.22 per diluted share. This compares to a reported $32.9 million, or $0.13 per diluted share in last year’s fourth quarter, and to $74.6 million, or $0.17 per diluted share for the combined operations of the former Cargill Crop Nutrition and IMC Global Inc. on a pro forma basis.

•	Reported net sales for the quarter were $1.4 billion. This compares to a reported $0.6 billion in last year’s fourth quarter and to $1.2 billion on a pro forma basis.

•	Potash momentum remains strong. The average potash selling price of $135 per metric tonne increased $43, or 47%, versus the prior year period and increased $17 versus Mosaic’s third quarter.

•	Phosphate results were much improved versus prior year’s results. The average diammonium phosphate (DAP) price realization of $218 per tonne increased $18, or 9%, though this was partially offset by higher raw material costs.

•	Reported net sales for fiscal 2005 were $4.4 billion and net earnings were $165.6 million or $0.46 per diluted share. This compares to reported net sales of $2.4 billion and net earnings of $72.3 million, or $0.29 per diluted share, for fiscal 2004.

•	Pro forma net sales for fiscal 2005 were $5.5 billion and net earnings were $111.7 million or $0.26 per diluted share. This compares to net sales of $4.7 billion and net earnings of $86.0 million, or $0.20 per diluted share, for fiscal 2004 on a pro forma basis.

•	The outlook for fiscal 2006 is positive with continuing momentum in the potash business and improved fundamentals in the phosphate business.

PLYMOUTH, MN, July 27, 2005 – The Mosaic Company (NYSE: MOS) announced today that net earnings were $94.1 million, or $0.22 per diluted share (“per share”), for the quarter ended May 31, 2005. For fiscal 2005, reported net earnings were $165.6 million or $0.46 per share. Under applicable accounting rules, these results reflect activities from the former Cargill Crop Nutrition businesses from June 1, 2004 through October 22, 2004 and for Mosaic for the period from October 23, 2004 through May 31, 2005.

“As we expected, our fiscal 2005 results ended on a strong note,” said Fritz Corrigan, President and Chief Executive Officer of Mosaic. “This momentum is carrying into fiscal 2006 and we are looking forward to even better results for the full fiscal year.”

Net sales in the fourth quarter were $1.4 billion, an increase of 138% versus a year ago and an increase of 20% compared with pro forma results of the two companies for the same period in the prior fiscal year. The increase in sales was primarily a result of higher potash and phosphate prices. Fiscal 2005 reported net sales were $4.4 billion compared with $2.4 billion a year ago. On a pro forma basis, net sales for fiscal 2005 were $5.5 billion compared with $4.7 billion in the prior year.

Operating earnings for the fourth quarter were $176.5 million, an increase of 475% compared with a year ago and 42% compared with pro forma results for the same period last year. Reported operating earnings for the full year were $318.5 million compared to $76.8 million in fiscal 2004. On a pro forma basis, operating earnings for fiscal 2005 were $348.0 million compared to $264.5 million in fiscal 2004, an increase of 32%.

Included in operating earnings were selling, general, and administrative (SG&A) expenses of $65.8 million in the fourth quarter. For fiscal 2005, SG&A expenses were $207.0 million compared with $100.1 million last year. On a pro forma basis for fiscal 2005, SG&A expenses were $251.9 million compared with $180.5 in million fiscal 2004. This increase in SG&A expenses is primarily related to significant merger related expenses, including headquarters transition costs, some duplicate employee costs, synergy capture costs, and costs related to the kick-off of a new enterprise resource planning (ERP) systems initiative. In addition, other items including an additional sales and use tax in Brazil increased expenses.

Reported net earnings for the full year were $165.6 million compared to $72.3 million in fiscal 2004. On a pro forma basis, net earnings for fiscal 2005 were $111.7 million compared to $86.0 million in fiscal 2004, an increase of 30%. Reported net earnings included a non-cash foreign currency gain of $8.0 million for the quarter and $13.9 million for the fiscal year. Pro forma net earnings included a foreign currency loss of $38.1 million in fiscal 2005 compared to a gain of $1.7 million in fiscal 2004. Diluted weighted average shares outstanding in this year’s fourth quarter were 432.8 million.

The income tax provision was $54.1 million for the quarter, resulting in an effective tax rate of 38.6%. For fiscal 2005, the income tax provision was $98.3 million, resulting in an effective tax rate of 45.7%.

Mosaic ended the year with $245.0 million in cash and cash equivalents. Mosaic’s total debt at the end of May 2005 was $2.7 billion, resulting in a net debt to total capital ratio of 43.0%.

Potash

Record high potash prices led to net sales of $424 million for the fourth quarter of 2005 in Mosaic’s Potash business segment. Total volume was 2.51 million tonnes. Gross margins were $126 million and operating earnings were $119 million during the fourth quarter.

The average selling price at Mosaic’s mine sites, including all potash products, was $135 per tonne compared with $92 per tonne in the prior year period. The average potash selling price increased $17 per tonne compared with third quarter results.

For 2005, Potash net sales were $869 million with operating earnings of $228 million. For fiscal 2005 on a pro forma basis, Potash net sales were $1.3 billion and operating earnings were $360 million.

Phosphates

Mosaic’s Phosphates business segment’s fourth quarter net sales were $814 million. Total fertilizer grade and feed phosphate shipments were 3.44 million tonnes and the average DAP selling price at Mosaic’s plant sites was $218 per tonne, an increase of $18, or 9%, compared with a year ago. However, costs also increased compared with a year ago, mainly because of higher ammonia prices and ongoing water treatment costs resulting from last summer’s hurricanes. Fourth quarter gross margins for Phosphates were $97 million with operating earnings of $69 million.

For fiscal 2005, the Phosphates business segment reported net sales of $2.3 billion. Gross margins were $163 million and operating earnings were $89 million. For fiscal 2005, pro forma net sales were $3.1 billion and the pro forma operating loss was $5 million. This resulted from a charge of $73 million for the termination of a long-term rock supply contract, merger integration expenses and increased costs due to the active hurricane season in Florida in fiscal 2005.

Offshore

Mosaic Offshore business segment’s net sales were $219 million for the fourth quarter, an increase of $8 million versus the prior fiscal year period. For fiscal 2005, Offshore’s net sales were $1.2 billion, an increase of 9% compared with the prior year. The fourth quarter operating loss of $6 million, was offset by equity income of $6 million. For the full year, operating earnings were $23 million and equity income was an additional $39 million. The fourth quarter operating loss was primarily the result of weak Brazilian farm economics.

Nitrogen

To reflect the company’s sales agency relationship with Saskferco, a reclassification of fiscal 2005 sales from a gross to net basis occurred during the fourth quarter and resulted in the Nitrogen segment’s reported fourth quarter sales of negative $22 million. This reclassification had no impact on net earnings.

Fourth quarter gross margins were $5 million and the operating earnings were $4 million. Fiscal 2005 Nitrogen net sales were $120 million and operating earnings were $11 million. Fourth quarter Nitrogen volumes were 0.34 million tonnes, an increase of 13% compared with year ago levels. Nitrogen volumes for the year were up 8% compared with the prior year for a total of 1.01 million tonnes.

Nitrogen equity earnings from the Saskferco investment were $7 million for the fourth quarter and $15 million for fiscal 2005.

Equity Earnings

Total equity earnings in non-consolidated subsidiaries, including those already highlighted, were $11.3 million for the quarter, an increase of 8% over last year’s results for the same period. For fiscal 2005, equity earnings were $56 million compared with $36 for the prior year. The strong performance reflects growth in Mosaic’s Brazilian and Chinese production joint ventures and at Saskferco.

Observations and Outlook

Mosaic is optimistic about the first quarter and full year fiscal 2006 results. “The potash market continues to show strength and the phosphates market is also doing well, with improving margins,” Mr. Corrigan stated. “Our goals for fiscal 2006 center on strong profit growth and cash generation and will require a focus on effective execution, including merger integration and synergy capture.”

Mosaic’s Potash business continues to exhibit strong momentum. The company’s potash mines are operating at or near capacity and are effectively sold out. Potash exports remain high compared to prior year levels while domestic sales are down slightly, but still near historical levels. Potash exports to Asia continue to be strong and have more than offset declines in a weaker than normal Brazilian market. Mosaic currently has potash customers on allocation as inventories remain at record low levels. Mosaic’s Esterhazy expansion, announced in April, is expected to be on-stream by the fall of 2006 and will add approximately 360,000 tonnes of capacity.

In the Phosphates segment, DAP prices from Tampa have rallied to around the $260 per tonne levels, which is up significantly from a year ago. “We are seeing increased demand from India and Pakistan,” said Fritz Corrigan. “In India, for example, DAP imports are now expected to reach over 1.9 million tonnes in calendar year 2005 compared with 0.6 million tonnes last year. Phosphate fundamentals are forecast to remain strong for at least the next six months due to high exports and a seasonal increase in domestic shipments.”

The Company expects that phosphate gross margins will continue to be impacted by volatile ammonia prices as well as high phosphate rock costs. In addition, water treatment costs in the Florida operations remain a priority due to high rainfall levels so far in 2005 and the early start of what is predicted to be an active hurricane season.

Owing to continuing weakness in the Brazilian farm economy, the company expects a decline in first quarter operating earnings in its Offshore segment compared to very strong results a year ago.

Synergies remain on track to reach our stated goal of $145 million on annual run rate basis by the end of fiscal 2007. As of the end of May 2005, synergies reached $62 million on a run rate basis. The recent announcement of the company’s Kingsford mine closure will help reduce Mosaic’s mining costs and help achieve synergy run rate levels of $90 to $110 million by the end of the company’s fiscal 2006 year.

The Company anticipates capital spending in the $350 to $400 million range during fiscal 2006, with a portion of this investment dedicated to synergy capture projects.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

A conference call will be held on Wednesday, July 27, 2005, to provide additional background on the 2005 fourth quarter earnings results. The call will begin at 10:00 a.m. Eastern Daylight Time (9 a.m. Central Daylight Time). The telephone number is 866-561-2813 and participant passcode for the call is 54659278. In addition, a Webcast of the conference call can be accessed by visiting Mosaic’s website at www.mosaicco.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended May		Twelve months ended May
	2005	2004	2005	2004
Net sales	$1,449.7	$609.0	$4,396.7	$2,374.0
Cost of goods sold	1,204.1	552.2	3,871.2	2,196.4

Gross margins	245.6	56.8	525.5	177.6

Selling, general and administrative expenses	65.8	25.0	207.0	100.1
Other operating income (expense)	(3.3)	(1.1)	—	(0.7)

Operating earnings	176.5	30.7	318.5	76.8

Interest expense	43.7	7.4	120.6	29.2
Foreign currency transaction (gain) loss	(8.0)	3.6	(13.9)	3.6
Other (income) expense, net	0.5	4.2	(3.1)	3.9

Earnings from consolidated companies before taxes and the cumulative effect of a change in accounting principle	140.3	15.5	214.9	40.1
Provision for income taxes	54.1	(6.7)	98.3	2.2

Earnings from consolidated companies before the cumulative effect of a change in accounting principle	86.2	22.2	116.6	37.9
Equity in net earnings of nonconsolidated companies	11.3	10.5	55.9	35.8
Minority interests in (earnings) losses of consolidated companies	(3.4)	0.2	(4.9)	(1.4)

Earnings from continuing operations	94.1	32.9	167.6	72.3
Cumulative effect of a change in accounting principle	—	—	(2.0)	—

Net earnings	$94.1	$32.9	$165.6	$72.3

Diluted earnings per share:
Earnings before the cumulative effect of a change in accounting principle	$0.22	$0.13	$0.47	$0.29
Cumulative effective of a change in accounting principle, net of tax	—	—	(0.01)	—

Diluted net earnings per share	$0.22	$0.13	$0.46	$0.29

Diluted weighted average number of shares outstanding	432.8	250.6	360.4	250.6

Proforma Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended May		Twelve months ended May
	2005	2004	2005	2004
	(actual)	(proforma)	(proforma)	(proforma)
Net sales	$1,449.7	$1,212.4	$5,512.5	$4,673.3
Cost of goods sold	1,204.1	1,036.0	4,912.6	4,243.4

Gross margins	245.6	176.4	599.9	429.9

Selling, general and administrative expenses	65.8	43.1	251.9	180.5
Other operating income (expense)	(3.3)	(8.6)	—	15.1

Operating earnings	176.5	124.7	348.0	264.5

Interest expense	43.7	50.4	176.6	177.7
Foreign currency transaction (gain) loss	(8.0)	(9.0)	38.1	(1.7)
Gain on sale of securities	—	—	(9.4)	(47.9)
Debt refinancing expense	—	—	—	25.2
Other (income) expense, net	0.5	10.8	(0.2)	58.8

Earnings from consolidated companies before taxes and the cumulative effect of a change in accounting principle	140.3	72.5	142.9	52.4
Provision for income taxes	54.1	7.1	77.0	(3.0)

Earnings from consolidated companies before the cumulative effect of a change in accounting principle	86.2	65.4	65.9	55.4
Equity in net earnings of nonconsolidated companies	11.3	11.5	53.1	37.2
Minority interests in (earnings) losses of consolidated companies	(3.4)	0.1	(7.3)	(1.5)

Earnings from continuing operations	94.1	77.0	111.7	91.1
Discontinued operations, net of income taxes	—	(2.4)	—	(1.8)
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(3.3)

Net earnings	$94.1	$74.6	$111.7	$86.0

Diluted earnings per share:
Earnings before the cumulative effect of a change in accounting principle	$0.22	$0.17	$0.26	$0.21
Cumulative effective of a change in accounting principle, net of tax	—	—	—	(0.01)

Diluted net earnings per share	$0.22	$0.17	$0.26	$0.20

Diluted weighted average number of shares outstanding	432.8	429.7	431.3	429.7

Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended May		Favorable/(Unfavorable)		Twelve months ended May		Favorable/(Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Net sales:
Phosphates	$813.8	$339.8	$474.0	n/m	$2,312.5	$1,179.3	$1,133.2	96%
Potash	423.7	20.9	402.8	n/m	869.4	51.1	818.3	n/m
Nitrogen	(22.3)	60.3	(82.6)	(137)%	119.8	214.9	(95.1)	(44)%
Offshore	219.4	211.2	8.2	4%	1,228.9	1,130.4	98.5	9%
Corporate/Other (a)	15.1	(23.2)	38.3	n/m	(133.9)	(201.7)	67.8	34%

	$1,449.7	$609.0	$840.7	n/m	$4,396.7	$2,374.0	$2,022.7	85%

Gross margins:
Phosphates	$96.5	$36.6	$59.9	n/m	$162.5	$62.5	$100.0	n/m
Potash	125.7	1.3	124.4	n/m	246.1	2.3	243.8	n/m
Nitrogen	4.5	3.1	1.4	n/m	15.4	11.8	3.6	31%
Offshore	12.9	12.7	0.2	2%	99.4	97.3	2.1	2%
Corporate/Other (a)	6.0	3.1	2.9	n/m	2.1	3.7	(1.6)	(43)%

	$245.6	$56.8	$188.8	n/m	$525.5	$177.6	$347.9	n/m

Operating earnings (loss):
Phosphates	$68.8	$24.7	$44.1	n/m	$88.5	$23.4	$65.1	n/m
Potash	118.9	1.1	117.8	n/m	227.9	1.4	226.5	n/m
Nitrogen	3.5	2.3	1.2	52%	10.9	8.5	2.4	28%
Offshore	(5.8)	(0.7)	(5.1)	n/m	23.0	40.9	(17.9)	(44)%
Corporate/Other (a)	(8.9)	3.3	(12.2)	n/m	(31.8)	2.6	(34.4)	n/m

	$176.5	$30.7	$145.8	n/m	$318.5	$76.8	$241.7	n/m

(a)	Includes elimination of intercompany sales.

n/m - Not meaningful

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended May		Favorable/(Unfavorable)		Year Ended May		Favorable/(Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Sales volumes (000 metric tons) (a):

Phosphates Fertilizer (b)	3,146	1,279	1,867	146%	8,500	5,064	3,436	68%
Phosphates Feed	290	66	224	339%	757	222	535	241%
Potash	2,507	—	2,507	100%	5,458	—	5,458	100%
Nitrogen	340	302	38	13%	1,014	936	78	8%
Offshore	1,742	1,535	207	13%	8,032	8,961	(929)	(10)%

Average price per metric ton (c):

DAP	$218	$200	$18	9%	$215	$176	$39	22%
Potash	$135	$—	$135	100%	$124	$—	$124	100%

(a)	Sales volumes include tons sold captively.
(b)	Phosphates Fertilizer volumes represent dry product tons, primarily DAP
(c)	FOB plant/mine.

(dollars in millions)
The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with US GAAP.

EBITDA Calculation

Three months ended May 31, 2005
Net Earnings	94.1
Interest	43.7
Income taxes	54.1
Depreciation, Depletion & Amortization	80.7
Amortization of Mark to Market Contracts	(13.9)

EBITDA	258.7